                          CERTIFICATE OF INCORPORATION

                                       OF

                              PCF ACQUISITION CORP.


                  Under Section 402 of the Business Corporation
                          Law of the State of New York


        The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the State of New York, do hereby set forth as follows:

        FIRST: The name of the corporation is
                      PCF ACQUISITION CORP.

        SECOND: This corporation is formed to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that it is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such approval or consent first being obtained.

     THIRD: The office of the corporation in the State of New York shall be located in the County of New York.

     FOURTH: a) The corporation shall be authorized to issue the following shares:


        Class                Number of Shares      Par Value
        -----                ----------------      ---------

        COMMON               5,000,000             $.01




             b) No holder of any shares of the corporation shall, because of his ownership of shares of the corporation, have a pre-emptive or other right to purchase, subscribe for, or take any part of any shares of the

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        corporation, or any part of any notes, debentures, bonds, or other securities convertible into or providing for options or warrants to purchase shares of the corporation which are issued, offered, or sold by the corporation after its incorporation, whether the shares, notes, debentures, bonds, or other securities, be authorized by this certificate of incorporation or by an amended certificate duly filed and in effect at the time of the issuance, offer, or sale of such shares, notes, debentures, bonds, or other securities. Any part of the shares authorized by this certificate of incorporation, or by an amended certificate duly filed and any part of any notes, debentures, bonds, or other securities convertible into or providing for options or warrants to purchase shares of the corporation may at any time be issued, offered for sale, and sold or disposed of by the corporation, pursuant to a resolution of its Board of Directors and to such persons and upon such terms and conditions as the Board of Directors may, in its sole discretion, deem proper and advisable, without first offering to existing shareholders any part of such shares, notes, debentures, bonds, or other securities.

        FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is c/o Ohrenstein & Brown, 230 Park Avenue-32nd Floor, New York, New York 10169.

        SIXTH: The shareholders or the Board of Directors of the corporation shall have the power to adopt, alter, amend or repeal the By-Laws of the corporation.

        SEVENTH: (a) The corporation may, to the fullest extent permitted by
Section 721 through 726 of the Business Corporation Law of New York, indemnify any and all directors and officers whom it shall have power to indemnify under the said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefits of the heirs, executors and administrators of such a person.

                      (b) A director of this Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in his/her capacity as a director, unless a judgment or other final adjudication adverse to him/her establishes that (1) his/her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (ii) he/she personally gained in fact a financial or other advantage to which he/she was not legally entitled or (iii) his/her acts violated Section 719 of the Business Corporation Law.

        EIGHTH: A director or officer of the Corporation shall not, in the absence of fraud, be disqualified from his/her office by dealing with or contracting with the Corporation as vendor, purchaser or otherwise.

               In the absence of fraud, no transaction, contract or act of the Corporation, the Board of Directors, the Executive Committee of the Board of Directors, or any other duly constituted committee, shall be void, voidable or affected by reason of the fact that any director or officer of the Corporation, or any firm of which any director or officer of the Corporation is a member, or any corporation of which any director or officer of the Corporation is an officer, director, or shareholder, is in any way interested in the transaction, contract or act, if either:

               (a) the fact of such common directorship, officership, or financial or other interest is disclosed or known to the Board of Directors or the Executive Committee, and the Board of Directors or the Executive Committee approves the transaction, contract or act by a vote sufficient for such purposes without the vote of such interested director, if any; provided that any such director may be counted in determining the presence of a quorum at any such meeting of the Board of Directors or the Executive Committee; or

               (b) the fact of such common directorship, officership or financial or other interest is disclosed or known to the shareholders entitled to vote on the transaction, contract or act and the transaction, contract or act is approved by vote of the shareholders entitled to vote thereon, whether or not the Board of Directors or the Executive Committee has approved the transaction, contract or act.

        Any such transaction, contract or act which is ratified by a majority in interest of a quorum of the shareholders of the Corporation having voting power at any annual or special meeting called for such purpose, shall, if such common ownership or financial or other interest is disclosed in the notice of the meeting, be valid and as binding as though approved or ratified by every shareholder of the Corporation, except as otherwise provided by the laws of the State of New York.

               IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this eighth day of March, 1994.



        NAME                              ADDRESS
        ----                              -------

S/MARK SKUBICKI
  ---------------------------------       10 Bank Street
  Mark Skubicki, Incorporator             White Plains, New York 10606



S/MARIA R. FISCHETTI
  ----------------------------------      10 Bank Street
  Maria R. Fischetti, Incorporator        White Plains, New York 10606


                          CERTIFICATE OF INCORPORATION

                                       OF

                             PCF ACQUISITION CORP.




                 Under Section 402 of the Business Corporation
                          Law of the State of New York






                               Ohrenstein & Brown
                          230 Park Avenue, 32nd Floor
                            New York, New York 10169